UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

June 25, 2014 (June 20, 2014)

Date of Report (Date of earliest event reported)

Apollo Global Management, LLC

(Exact name of registrant as specified in its charter)

Delaware	001-35107	20-8880053
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

9 West 57th Street, 43rd Floor

New York, New York 10019

(Address of principal executive offices)

(Zip Code)

(212) 515-3200

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 20, 2014, Apollo Global Management, LLC (the “Company”) entered into a new employment agreement (the “Agreement”) with our Managing Director-Credit, James Zelter, that supersedes his earlier employment agreement dated May 15, 2006. The Agreement provides for base pay of $1.2 million per year and a bonus that will be subject to the profitability of the Company’s credit business under a credit incentive plan, but will be at least $1.8 million annually. A portion of each annual bonus will be paid in the form of restricted share units (“RSUs”) or restricted shares of the Company that will vest over the three years following the year to which the award relates. In the event of Mr. Zelter’s employment termination, his annual bonus will be prorated through his employment termination date, unless his termination is for cause or a bad act. Mr. Zelter is subject to customary restrictions regarding non-solicitation, non-interference, non-competition, confidentiality and non-disparagement under the Agreement.

The Agreement provides that Mr. Zelter will participate, under a credit incentive plan, in distributions of management fees earned by the credit business and carried interest and incentive income earned by the general partners of credit business investment funds that pay incentive fees or carried interest. We anticipate that these distributions will constitute the primary component of his compensation going forward. In addition, as part of the overall restructuring of his previous employment agreement and the replacement of its economic terms by those contained in the Agreement, if certain aspirational economic targets are achieved, starting in 2016, the Agreement provides for Mr. Zelter to receive up to 2,000,000 RSUs. Any such RSU would be subject to three-year vesting, but 50% may vest on a qualifying employment termination. The Agreement provides him with rights to participate in the distributions of carried interest income earned by the general partners of certain of our credit business investment funds. If his employment terminates without cause or a bad act, or if he resigns in specified circumstances, then, subject to certain conditions, he will retain certain rights to carried interest distributions in declining amounts over a one- to three-year period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APOLLO GLOBAL MANAGEMENT, LLC

Date: June 25, 2014	By:	/s/ John J. Suydam
John J. Suydam
Chief Legal Officer

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